EXHIBIT 13





                  ARRANGEMENT WITH RESPECT TO INITIAL CAPITAL



         THE SBI FUND, INC., a Maryland corporation (the "Fund"), hereby acknowledges receipt of $100,000 from ["Initial Investor"], as the initial capital of the Fund, and, in consideration thereof, hereby delivers to ["Initial Investor"] 10,000 shares of Class A Common Stock of the Fund (by directing State Street Bank & Trust Company, the Custodian of the Fund, to enter into the stock ledger of the Fund the sale of 10,000 shares of such Stock to ["Initial Investor"] as of the date hereof and to maintain ["Initial Investor"] on the books of the Fund as the owner of such Stock).


         ["Initial Investor"] hereby represents that this purchase is made for investment purposes without any present intention of redeeming or reselling such Stock.


         Dated this    day of         , 1995.



         THE SBI FUND, INC.            ["INITIAL INVESTOR"]



         By                            By
            Name:                         Name:
            Title:                        Title: